Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated January 28, 2013, relating to the financial statements of Jefferies Group LLC and subsidiaries (formerly Jefferies Group, Inc.), appearing in the Annual Report on Form 10-K of Leucadia National Corporation for the year ended December 31, 2012, and to the reference to us under the heading “Experts” in this Registration Statement on Form S-3.

/s/ DELOITTE & TOUCHE LLP
New York, New York

October 1, 2013